RESTATED CERTIFICATE OF FORMATION

AS A

FOR-PROFIT CORPORATION

OF

VUFUSION, INC.

In accordance with the provisions of the Texas Business Organizations Code, the undersigned corporation adopts the following Restated Certificate of Formation for the corporation.

ARTICLE ONE

The Certificate of Formation of Vufusion, Inc. (the “Corporation”) is amended by the Restated Certificate of Formation as follows:

A.

The Restated Certificate of Formation, set forth below, accurately copies the prior Certificate of Formation of the Corporation and all previous amendments that are in effect to date, except as further amended by Articles 4 and 5 of the Restated Certificate of Formation, and contain no other change to any provision.  The Restated Certificate of Formation are stated in their entirety in ARTICLE TWO hereof.

B.

The amendments set forth in sub-Article 4 of ARTICLE TWO hereof provides for a change in the number of authorized common stock from 25,000,000 shares to 100,000,000 shares and a change in the number of authorized preferred stock from 2,000,000 shares to 1,000,000 shares.  The Corporation has authorized a 4-to-1 stock split of the issued and outstanding 11,250,000 shares of common stock.  Upon the effectiveness of this Restated Certificate of Formation, each share of presently issued and outstanding common stock, par value $0.01 per share, of the Corporation shall represent four (4) shares of common stock, par value $0.01 per share, of the Corporation, and there shall be a total of forty five million (45,000,000) shares of such common stock outstanding.

ARTICLE TWO

The Certificate of Formation of the Corporation and all amendments and supplements thereto are hereby superseded by the following Restated Certificate of Formation which accurately copies the entire text thereof and as amended as set forth above:

ARTICLE ONE

The filing entity being formed is a for-profit corporation.  The name of the entity is Vufusion, Inc.

ARTICLE TWO

The period of duration of the corporation is perpetual.

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ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

A.  Authorized Shares.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 101,000,000 consisting of (i) 100,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

B.  Common Stock.

1.  Dividends.  Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock or other securities of the Corporation.

2.  Voting Rights.  At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.

3.  Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock will be entitled to share ratably in the remaining net assets of the Corporation.

C.  Preferred Stock.

1.  Designation and Rank.  All of the Preferred Stock shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  Each share of Series A Preferred Stock shall be identical in all respects with all other shares of Series A Preferred Stock.  The Series A Preferred Stock shall be junior to all outstanding debt of the Company at whatever time incurred.

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2.  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall not participate in or receive any assets or property of the Corporation.

3.  Redemption.  The Series A Preferred Stock may not be redeemed.

4.  Voting Rights.   Except as set forth herein or as required under applicable law, the Series A Preferred Stock shall vote together with all other classes of stock of the Corporation as a single class on all matters submitted for approval to the stockholders of the Corporation.  Except as otherwise provided in this Article 4, the aggregate number of votes to which the Series A Preferred Stock shall be entitled to vote is equal to the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.1 (the “Total Series A Vote”). The number of votes with respect to Series a Preferred Stock to which a holder of the Series A Preferred Stock is entitled to vote is equal to the Total Series A Vote multiplied by (i) the number of shares of Series A Preferred Stock held of record by such holder divided by (ii) the total number of Series A Preferred Stock issued and outstanding at the time of such vote.  Except as required under applicable law or the Certificate of Formation, the total votes of a majority of the shares of all classes of stock of the Corporation entitled to vote on matters submitted for approval to the stockholders of the Corporation represented, in person or by proxy, at a meeting of shareholders, voting together as a single class, shall be required for the approval of any matter submitted to the stockholders of the Corporation including, but not limited to, the election of directors.

5.  Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)

Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into one share of Common Stock for each 10,000 shares of Series A Preferred Stock held of record by the holder thereof, rounded to the nearest whole share.

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(b)

Mandatory Conversion of Series A Preferred Stock.  Upon the death of the Original Holder or the transfer of shares of Series A Preferred Stock to any person other than a Permitted Transferee, then, without further act on the part of any person, each share of Series A Preferred Stock issued and outstanding (in the case of the Original Holder's death) or each share of Series A Preferred Stock transferred to a person other than a Permitted Transferee (in the case of such a transfer) shall be converted to Common Stock as defined in Section 5(a) hereof.  Upon any such conversion, stock certificates formerly representing outstanding shares of Series A Preferred Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock, and any outstanding right to receive Series A Preferred Stock shall automatically become the right to receive a like number of shares of Common Stock.

(c)

Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)

No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

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6.  Restrictions and Limitations.  Transfer of Series A Preferred Stock.  No person holding shares of Series A Preferred Stock may transfer, and the Corporation shall not register the transfer of such shares of Series A Preferred Stock, whether by sale, assignment, exchange, gift, bequest, appointment or otherwise, except to a "Permitted Transferee."  The term "Permitted Transferee" shall mean any trust that is established by the holder to whom the shares were initially issued (the “Original Holder”) for estate planning purposes that provides for distribution to the Original Holder's beneficiaries of shares of Series A Preferred Stock upon the Original Holder’s death, provided that the Original Holder retains voting control with respect to such shares of Series A Preferred Stock until his death. Any change in the Original Holder’s voting control or voting control with respect to such Original Holder regarding such shares of Series A Preferred Stock so transferred shall automatically convert the Series A Preferred Stock to Common Stock as set forth in Section 5(a) hereof.

(a)

If any shares of Series A Preferred Stock are acquired by any person who is not a Permitted Transferee, all shares of Series A Preferred Stock then held by such person shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock, and stock certificates formerly representing such shares of Series A Preferred Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

(b)

Notwithstanding anything to the contrary set forth herein, the Original Holder may pledge his shares of Series A Preferred Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, however, that (i) the Original Holder at all times retains voting control with respect to such pledged shares until an event of foreclosure or similar action, and (ii) such shares shall not be transferred to or registered in the name of any such pledgee and shall remain subject to the provisions of this Section. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Series A Preferred Stock shall be deemed, without further act on the part of any person, to be converted into shares of Common Stock and transferred to the pledgee.

(c)

Shares of Series A Preferred Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name.  For this purpose, a "beneficial owner" of any shares of Series A Preferred Stock shall mean the Original Holder or a Permitted Transferee.  The Corporation shall note or cause to be noted on the certificates for shares of Series A Preferred Stock, the existence of the restrictions on transfer and registration of  transfer imposed by this Section 6.

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7.  No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.  Dividends.  Dividends may not be paid on Series A Preferred Stock.

9.  Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out if its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation

ARTICLE FIVE

The number of directors constituting the board of directors is two (2) and the names and addresses of the persons, who are to serve as the directors until the next annual meeting of the shareholders or until their successor(s) are elected and qualified, are as follows:

Keith Bottner	5709 Carrington Ct.
Richardson, Texas 75082

Barbara Haynes	15151 Berry Trail, #807
Dallas, Texas 75248

ARTICLE SIX

The corporation will indemnify its directors and may indemnify its officers, employees or agents, to the full extent permitted by law, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, if any person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The right of indemnification set forth above is not exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

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ARTICLE SEVEN

No director of the corporation will be liable to the corporation or any of its shareholders or members for monetary damages for an act or omission in the director’s capacity as a director, provided, however, that the limitation of liability contained in this Article Seven will not eliminate or limit the liability of a director for:

1.  A breach of a director’s duty of loyalty to the corporation or its shareholders or members;

2.  An act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

3.  A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

4.  An act or omission for which the liability of a director is expressly provided for by statute.

ARTICLE EIGHT

No contract or transaction between the corporation and one or more of its directors or officers, or with any corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or in which they have a financial interest, will be void or voidable solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their vote are counted for such purpose, if:

1.  The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

2.  The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

3.  The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of any committee which authorizes the contract or transaction.

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ARTICLE NINE

The initial bylaws of the corporation will be adopted by the board of directors.  The board of directors may alter, amend or repeal the bylaws or adopt new bylaws in the best interest of the corporation.  The shareholders of the corporation may alter, amend or repeal the bylaws or adopt new bylaws at any annual meeting or at any special meeting of the shareholders, after proper notice.

ARTICLE TEN

The business address of the initial registered office of the corporation, and its initial registered office, is 2805 Dallas Parkway, Suite 230, Plano, Texas 75093, and the name of the registered agent at such address is L. Kyle Ferguson.

ARTICLE ELEVEN

Notwithstanding any provision of the Texas Business Organizations Code to the contrary, any action to be taken by the shareholders of the corporation, including action with regard to amendment of these Articles, merger or consolidation of this corporation with another, or disposition of all or substantially all of its assets, shall require the vote of only a majority of the issued and outstanding shares of capital stock, rather than any greater number which may be required by the Texas Business Organizations Code.

ARTICLE TWELVE

The name and address of the organizer is Keith Bottner, 5709 Carrington Ct., Richardson, Texas 75082.

ARTICLE THIRTEEN

This document becomes effective when the document is filed by the Secretary of State.

ARTICLE THREE

Each amendment made by this Restated Certificate of Formation has been effected in conformity with the provisions of the Texas Business Organizations Code and such Restated Certificate of Formation and each such amendment were duly adopted by the shareholders of the Corporation on the 18th day of July 2008.

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ARTICLE FOUR

The number of shares of the Corporation’s stock outstanding at the time of the adoption of the amendments contained in ARTICLES 4 and 5 of the Restated Certificate of Formation was 11,250,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, each of which was entitled to vote on the amendments.

ARTICLE FIVE

The holders of all of the shares entitled to vote on all amendments contained in the Restated Certificate of Formation have affirmatively voted to adopt the amendments and the Restated Certificate of Formation was adopted on the 18th day of July 2008.

EXECUTED this 18th day of July 2008.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: July 18, 2008	/s/ KEITH BOTTNER
KEITH BOTTNER, President

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